      As filed with the Securities and Exchange Commission on May __, 1999

                                                      Registration No. 333-56455
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              ---------------------

                                 JOSTENS, INC.
             (Exact name of registrant as specified in its charter)



             Minnesota                                       41-0343440
             ---------                                       ----------
    (State or other jurisdiction                          (I.R.S. Employer
   of incorporation or organization)                      Identification No.)



                            5501 Norman Center Drive
                             Minneapolis, Minnesota
                                     55437
                    (Address of Principal Executive Offices,
                               including Zip Code)


           JOSTENS, INC. DEFERRED COMPENSATION PLAN 1999 REVISION AND
              JOSTENS, INC. DEFERRED COMMISSION PLAN 1999 REVISION
                            (Full title of the plans)


                                 Lee U. McGrath
                          Vice President and Treasurer
                            5501 Norman Center Drive
                          Minneapolis, Minnesota 55437
                                 (612) 830-3300
                      (Name, address and telephone number,
                   including area code, of agent for service)




================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4. Description of Securities.

         The securities registered under this Registration Statement consist of
(i) obligations of the Company to pay compensation or commissions deferred by eligible participants ("Deferred Obligations") under the terms of the Company's Deferred Compensation Plan (the "Deferred Compensation Plan") and the Company's Deferred Commission Plan for Sales Representatives (the "Deferred Commission Plan" and, collectively with the Deferred Compensation Plan, the "Plans"); and
(ii) Common Stock. The Company's Common Stock and the Common Stock Purchase Rights attached thereto issuable under the Plans have been registered under
Section 12 of the Exchange Act as described in Item 3 of this Part II.

         Under the Deferred Compensation Plan, the Company will provide eligible directors and a select group of management or highly compensated employees the opportunity to defer a specified portion of their base compensation, annual bonuses and/or long-term incentive payout awards pursuant to the Company's 1992 Stock Incentive Plan (or any successor plan). Under the Deferred Commission Plan, the Company will provide eligible independent non-employee sales representatives the opportunity to defer a specified portion of their sales commissions and/or other amounts payable following separation from service pursuant to a written territory transition agreement.

         Participants in the Plans may allocate deferred amounts among two notional investment accounts maintained by the Company on behalf of each participant. Amounts allocated to a cash account under the Deferred Compensation Plan will be credited monthly with earnings based on the annual rate published for certain seven-year U.S. Treasury Notes (as specified in the Deferred Compensation Plan), plus one percent. Amounts allocated to a cash account under the Deferred Commission Plan will be credited monthly with earnings based on the annual rate published for certain five-year U.S. Treasury Notes (as specified in the Deferred Commission Plan).

         Amounts allocated to a share account under the Plans will be credited quarterly with that number of full and fractional shares of the Company's Common Stock determined by dividing the dollar amount of the dividends that would have been payable to a participant if the number of shares credited to the share account on the record date for such dividend payment had then been registered in such participant's name by the market value of the shares on the date as of which the credit is made.

         Under the Deferred Compensation Plan, the portion of a director's share account consisting of annual credits based on his or her retainer will be distributed in the form of a lump sum payment. The remainder of the participant's share account and his or her cash accounts will also be distributed in the form of a lump sum payment unless (i) the participant makes a written election, on a form provided by the Administrator, to receive the distribution in the form of installment payments for a period specified by the participant on the election form but not to exceed ten years and (ii) the election becomes effective before the participant terminates employment or ceases to be a member of the Company's Board of Directors. The election will become effective as of the day after the one year anniversary of the date on which the participant's properly completed election form is received by the Administrator unless the participant terminates employment or ceases to be a member of the Company's Board of Directors before the election would otherwise become effective, in which case the election will automatically be null and void. Installment payments from the participant's share account will be made annually and installment payments from the participant's cash account will be made quarterly. Any distribution from a participant's cash account will be made in cash and any distribution from a participant's share account will be made in full Shares and cash in lieu of any fractional Share.

         Under the Deferred Commission Plan, a participant's deferred commissions account will be distributed in the form of a lump sum payment unless
(a) the participant makes a written election, on a form provided by the Administrator, to receive the distribution in the form of annual installment payments for a period specified by the participant on the election form but not to exceed ten years and (b) the election becomes effective before the participant separates from service. The election will become effective as of the day after the one year anniversary of the date on which the participant's properly completed election form is received by the Administrator unless the participant separates from service before the election would otherwise become effective, in which case the election will automatically be null and void. A participant's deferred transition payments will be distributed in the form of a lump sum payment or annual installment payments for a period specified by the participant, but not to exceed five years, as elected by the participant in conjunction with his or her election to defer transition payments. Any distribution from a participant's cash account will be made in cash and any distribution from a participant's share account will be made in full Shares and cash in lieu of any fractional Share.

         The Deferred Obligations are unfunded and general unsecured obligations of the Company and rank pair passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         Rights to receive Deferred Obligations are not subject to redemption, in whole or in part, prior to the payment dates applicable under the Plans, are not convertible into another security of the Company, and may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

         The Plans will be administered by the Company's Benefits Administration Committee, which has the discretionary authority to adopt such rules, policies, practices or procedures with respect to the Plans as it may deem necessary or advisable. The Company reserves the right to amend or terminate the Plans at any time, except that no such amendment or termination shall adversely affect the rights of participants with respect to amounts deferred prior to such amendment or termination.


Item 8. Exhibits.

4.1 Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.a. to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (File No. 1-5064)).

4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.a. to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (File No. 1-5064)).

4.3 Rights Agreement dated July 23, 1998 between the Company and Norwest Bank Minnesota, N.A. (incorporated by reference to Exhibit 1 to the Company's Form 8-A dated August 5, 1998 (File No. 1-5064)).

4.4 Form of Indenture dated as of May 1, 1991 between the Company and Norwest Bank Minnesota, N.A., as Trustee (incorporated by reference to
         Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 33-40233)).

5.1 Opinion and Consent of Brian K. Beutner (filed herewith electronically).**

23.1     Consent of Brian K. Beutner (included in Exhibit 5.1).**

23.2     Consent of Ernst & Young LLP (filed herewith electronically).**

24.1     Power of Attorney (included on page 7 of this Registration
         Statement).**



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** Indicates item previously filed

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March __, 1999.

                                  JOSTENS, INC.

                                  By /s/ Robert C. Buhrmaster
                                     -----------------------------
                                     Robert C. Buhrmaster,
                                     Chairman of the Board,
                                     President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March __, 1999 by the following persons in the capacities indicated.

/s/ Robert C. Buhrmaster    Chairman of the Board, President and Chief Executive
-------------------------   Officer (Principal Executive Officer) and Director
Robert C. Buhrmaster

         *                  Senior Vice President and Chief Financial Officer
-------------------------   (Principal Financial and Accounting Officer)
William N. Priesmeyer

         *                  Director
-------------------------
Lilyan H. Affinito

         *                  Director
-------------------------
Jack W. Eugster

         *                  Director
-------------------------
Mannie L. Jackson

         *                  Director
-------------------------
Richard A. Zona

         *                  Director
-------------------------
Kendrick B. Melrose

         *                  Director
-------------------------
Walker Lewis



* By  /s/ Robert C. Buhrmaster
      -----------------------------
      Attorney-in-Fact

                                INDEX TO EXHIBITS



Item No.                 Description                                         Method of Filing
--------                 -----------                                         ----------------

4.1       Articles of Incorporation of
          the Company.......................................      Incorporated by reference to Exhibit 3.a. to
                                                                  the Company's Annual Report on Form 10-K for
                                                                  the fiscal year ended June 30, 1993 (File No.
                                                                  1-5064).

4.2       Bylaws of the Company.............................      Incorporated by reference to Exhibit 3.a. to
                                                                  the Company's Annual Report on Form 10-K for
                                                                  the fiscal year ended June 30, 1993 (File No.
                                                                  1-5064).

4.3       Rights Agreement dated July 23, 1998 between the
          Company and Norwest Bank Minnesota, N.A...........      Incorporated by reference to Exhibit 1 to the
                                                                  Company's Form 8-A dated August 5, 1998 (File
                                                                  No. 1-5064).

4.4       Form of Indenture dated as of May 1, 1991 between
          the company and Norwest Bank Minnesota, N.A. as
          Trustee...........................................      Incorporated by reference to Exhibit 4.1 to the
                                                                  Company's Registration Statement on Form S-3
                                                                  (File No. 33-40233).

5.1       Opinion and Consent of Brian K. Beutner...........      Filed herewith electronically.**

23.1      Consent of Brian K. Beutner.......................      Included in Exhibit 5.1.

23.2      Consent of Ernst & Young LLP......................      Filed herewith electronically.**

24.1      Power of Attorney.................................      Included on page 6 of this Registration
                                                                  Statement.**



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** Indicates item previously filed.